Exhibit 99.1
Hasbro Chairman & CEO Brian D. Goldner to Take Medical Leave to Focus on Health

Current Board Member Rich Stoddart Appointed Interim CEO, Effective Immediately

October 10, 2021 06:00 PM Eastern Daylight Time

PAWTUCKET, R.I.--(BUSINESS WIRE) -- Hasbro, Inc. (NASDAQ: HAS), a global branded play and entertainment company, today announced that Brian D. Goldner is taking a medical leave of absence from his role as CEO, effective immediately. Today’s announcement follows Mr. Goldner’s disclosure in August 2020 that he was undergoing continued medical care following treatment for cancer in 2014.

Rich Stoddart, most recently the Lead Independent Director of Hasbro’s Board of Directors, has been appointed as Interim CEO, effective immediately. Mr. Stoddart brings extensive leadership experience and expertise in global brand-building, advertising and marketing, and supply chain management through his CEO roles at InnerWorkings, Inc., the largest global marketing execution company, and Leo Burnett Worldwide. He has served on Hasbro’s Board of Directors since 2014. Together with Hasbro’s seasoned executive leadership, he will continue to execute the Company’s Brand Blueprint strategy.

Mr. Goldner said: “After careful consideration, I have decided to take a medical leave to focus on my health. I feel confident knowing the Company will be in the skilled hands of Rich Stoddart as Interim CEO, our highly experienced management team and the best employees in the business. Hasbro’s future couldn’t be brighter as we continue to Supercharge the Blueprint and build the world’s leading play and entertainment company.”

Mr. Stoddart said: “It has been a privilege to serve Hasbro for the past seven years as a Board member. I am humbled to step in as Interim CEO and lead the Company as it continues to execute the Brand Blueprint strategy, while Brian takes time to focus on his health. Hasbro has the most creative teams across the consumer products, digital gaming and entertainment businesses, and there’s no limit to what we can accomplish together.”

In conjunction with appointing Mr. Stoddart as Interim CEO, Hasbro’s Board of Directors has re-appointed Edward M. Philip as Lead Independent Director, and Tracy A. Leinbach as Chair of the Nominating, Governance and Social Responsibility Committee of the Board.

Mr. Philip added: “Brian has been an inspiring and visionary leader who has set Hasbro on an incredible path towards the future. All of us at Hasbro are thinking of him while he focuses on his health. We thank Rich for stepping in as Interim CEO. He will be a great asset to the Company in this role given his in-depth knowledge of the business, close working relationship with the management team, and his love for Hasbro’s people and culture.”

Additional Information About Rich Stoddart

Rich Stoddart is the former President and Chief Executive Officer of global marketing execution firm InnerWorkings, Inc., serving in that role from 2017 until 2020 when Innerworkings, Inc. was acquired. Prior to that, Mr. Stoddart was the Chief Executive Officer of Leo Burnett Worldwide from February 2016 to 2017, the Chief Executive Officer of Leo Burnett North America from 2013 to 2016 and the President of Leo Burnett North America from 2005 to 2013.

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World’s Best Play and Entertainment Experiences. From toys, games and consumer products to television, movies, digital gaming, live action, music, and virtual reality experiences, Hasbro connects to global audiences by bringing to life great innovations, stories and brands across established and inventive platforms. Hasbro’s iconic brands include NERF, MAGIC: THE GATHERING, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, POWER RANGERS, PEPPA PIG and PJ MASKS, as well as premier partner brands. Through its global entertainment studio, eOne, Hasbro is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for all children and all families through corporate social responsibility and philanthropy. Hasbro ranked among the 2020 100 Best Corporate Citizens by 3BL Media, has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past nine years, and one of America’s Most JUST Companies by Forbes and JUST Capital for the past four years. We routinely share important business and brand updates on our Investor Relations website, Newsroom and social channels (@Hasbro on Twitter and Instagram, and @HasbroOfficial on Facebook.)

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Hasbro Forward-Looking Statements

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Among other things, these forward-looking statements include statements related to expected leadership changes, the structure of Hasbro’s management operations and similar statements concerning anticipated future events and expectations that are not historical facts. Hasbro’s actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include those risks detailed from time to time in Hasbro’s filings with the U.S. Securities and Exchange Commission. The statements contained herein are based on Hasbro’s current beliefs and expectations and speak only as of the date of this press release. Except as may be required by law, Hasbro does not undertake any obligation to make any revisions to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release. You should not place undue reliance on forward-looking statements.

Contacts

Investors: Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Media: Carrie Ratner | Hasbro, Inc. | (401) 556-2720 | carrie.ratner@hasbro.com